Exhibit 99.1

Cognex Corporation Announces Third Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--October 29, 2008--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the third quarter ended September 28, 2008. Revenue, income and income per share from continuing operations for the quarter and nine months ended September 28, 2008 are compared with the third quarter of 2007, the second quarter of 2008, and the first nine months of 2007 in the table below.

Table 1
	Revenue from Continuing Operations	Income from Continuing Operations	Income per Diluted Share from Continuing Operations
Quarterly Comparisons
Current quarter: Q3-08	$63,256,000	$11,333,000	$0.27
Prior year’s quarter: Q3-07	$54,743,000	$7,571,000	$0.17
Change from Q3-07 to Q3-08	16%	50%	57%
Prior quarter: Q2-08	$67,089,000	$8,762,000	$0.21
Change from Q2-08 to Q3-08	(6%)	29%	33%
Year to Date Comparisons
Nine months ended Sept. 28, 2008	$190,858,000	$28,685,000	$0.68
Nine months ended Sept. 30, 2007	$160,412,000	$16,199,000	$0.37
Change from first nine months of 2007 to first nine months of 2008	19%	77%	85%

Income and income per share from continuing operations for the quarter and nine months ended September 28, 2008 include a net benefit of approximately $4 million for discrete tax items. Excluding this benefit, income from continuing operations for those periods would have been $0.18 per share and $0.58 per share, respectively. Exhibit 2 shows the effect of the discrete tax items on income and income per share from continuing operations as reported under GAAP.

“Our results for the third quarter of 2008 were quite good,” said Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex. “Revenue increased year-on-year in spite of lower revenue from the Semiconductor and Electronics Capital Equipment Market, and income per share from continuing operations, excluding discrete tax items, was higher as well, even with the additional investments we made over the past year in new product development and sales initiatives.”

Dr. Shillman continued, “Despite the fact that we expected that we were going to have a very nice Q3, we reduced expenses during the quarter in response to slowing global economic conditions. And now, given the uncertain depth and duration of this slowdown, we are preparing to take additional steps to curtail spending on all non-critical projects. Although economic conditions remain unpredictable, these steps should allow Cognex to continue to report profitable results throughout the downturn, even while we maintain funding for those projects that are strategic in nature. These are difficult times for any business, but because we have an experienced and fiscally conservative management team and a strong balance sheet, I believe that we will emerge from this downturn, as we have from prior ones, in an even stronger position relative to our competitors.”

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2008

  Revenue for the third quarter of 2008 increased 16% from the third quarter of 2007 and decreased 6% from the prior quarter. The increase in revenue year-on-year is due to higher revenue from the Factory Automation and Surface Inspection markets, which was partially offset by a continued cyclical slowdown in the Semiconductor and Electronics Capital Equipment market. On a sequential basis, revenue decreased due to lower revenue from the Factory Automation market, which was primarily caused by seasonality, and lower revenue from the Semiconductor and Electronics Capital Equipment market.

  Gross margin was 72% in both the second and third quarters of 2008, and 73% in the third quarter of 2007. Gross margin decreased year-on-year primarily due to product mix; sales of surface inspection systems represented a higher percentage of total revenue in the third quarter of 2008 than in the prior year’s third quarter.
  Research, Development & Engineering (R, D & E) spending in the third quarter of 2008 increased 8% from the third quarter of 2007 and decreased 2% from the prior quarter. The increase in R, D & E spending year-on-year is due to higher employee-related expenses, including additional headcount to support new product initiatives, and the impact of foreign exchange rates on the company’s international operations. R, D & E spending decreased on a sequential basis primarily due to lower outside services.
  Selling, General & Administrative (S, G & A) spending in the third quarter of 2008 increased 18% from the third quarter of 2007 and 3% from the prior quarter. The third quarter of 2008 includes a charge of $1,500,000 for the write down of an intangible asset to its estimated fair value. Excluding this charge, S, G & A spending increased year-on-year by 12% primarily due to additional headcount in sales and marketing personnel, and the impact of foreign exchange rates. On a sequential basis, S, G & A spending, excluding the impairment charge, decreased by 3% due to lower professional fees, material and supplies, and travel and entertainment costs as well as the impact of foreign exchange rates, which were partially offset by higher employee-related expenses, including stock option expense.
  Cognex reported a foreign currency gain of $327,000 in the third quarter of 2008, a foreign currency gain of $353,000 in the third quarter of 2007 and a foreign currency loss of $647,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of receivable and payable balances that are reported in one currency and collected or paid in another.

  The effective tax rate was (12%) in the third quarter of 2008, 22% in the third quarter of 2007 and 26% in the prior quarter. Excluding the discrete tax items described below, the tax rate would have been 28% in the third quarter of 2008 and 26% in the third quarter of 2007. The effective tax rate, excluding discrete tax items, increased year-on-year and sequentially due to an adjustment made in Q3 of 2008 to increase the year-to-date rate to 26% to reflect the company’s current expectation that a greater percentage of its profits will be earned and taxed in higher tax jurisdictions than previously anticipated.

The third quarter of 2008 included a net tax benefit of $4,056,000 resulting primarily from the conclusion of a tax audit, the adjustment of estimates made based upon statute of limitations expiration, and the filing of the actual tax returns for 2007. The third quarter of 2007 includes a tax benefit of $421,000 resulting primarily from the adjustment of estimates made based upon the filing of the actual tax returns for 2006.

Balance Sheet Highlights – September 28, 2008

  Cognex’s financial position at September 28, 2008 was very strong, with over $236,000,000 in cash and investments and no debt. In the first nine months of 2008, Cognex generated positive cash flow from operations of approximately $39,000,000, paid out approximately $13,350,000 in dividends to shareholders, and spent approximately $68,400,000 to repurchase approximately 3,350,000 shares of its common stock on the open market.
  Inventories at September 28, 2008 decreased by approximately $831,000, or 3%, from the end of 2007, and inventory turns in the third quarter were equivalent to 2.5 times per year.

Financial Outlook

For the fourth quarter of 2008, Cognex expects revenue to be between $53 million and $58 million. Gross margin is expected to be in the low-70% range. Operating expenses (R, D & E and S, G & A) are expected to increase by up to 4% on a sequential basis. The effective tax rate, excluding discrete events, is expected to be 26%. As a result of the above, earnings for the fourth quarter of 2008 are expected to be between $0.03 and $0.10 per diluted share.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R,D&E), and selling, general and administrative expenses (S,G&A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted gross margin, non-GAAP adjusted operating income, non-GAAP adjusted income from continuing operations, and non-GAAP adjusted income from continuing operations per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as those affecting the tax provision and impairment charges. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the third quarter of 2008, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 866-244-4637 (or 703-639-1179 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Saturday, November 1, 2008. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1289107.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 450,000 machine vision systems, representing over $2.5 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

Forward-Looking Statements

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “should,” “shall” and similar words. These forward-looking statements, which include statements regarding business and market trends, the company’s curtailment of spending, the company’s profitability, and the company’s financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to achieve significant international revenue; (4) fluctuations in foreign exchange rates; (5) the loss of, or a significant curtailment of purchases by, any one or more principal customers; (6) the reliance upon certain sole-source suppliers to manufacture and deliver critical components for Cognex products; (7) the inability to attract and retain skilled employees; (8) the inability to design and manufacture high-quality products; (9) the technological obsolescence of current products and the inability to develop new products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the failure to properly manage the distribution of products and services; (12) the inability to protect Cognex proprietary technology and intellectual property; (13) the company’s involvement in time-consuming and costly litigation; (14) the impact of competitive pressures; (15) the challenges in integrating acquired businesses and achieving expected results; (16) exposure to additional tax liabilities; and (17) the other risks detailed in the company’s reports filed with the SEC, including the company’s Form 10-K for the fiscal year 2007. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended			Nine Months Ended
	Sept. 28,	June 29,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2008	2007	2008	2007

Revenue	$63,256	$67,089	$54,743	$190,858	$160,412

Cost of revenue (1)	17,408	19,025	14,585	53,488	46,923

Gross margin	45,848	48,064	40,158	137,370	113,489
Percentage of revenue	72%	72%	73%	72%	71%

Research, development, and engineering expenses (1)	9,073	9,290	8,371	27,292	24,122
Percentage of revenue	14%	14%	15%	14%	15%

Selling, general, and administrative expenses (1)	28,788	28,048	24,302	83,362	72,865
Percentage of revenue	46%	42%	44%	44%	45%

Operating income	7,987	10,726	7,485	26,716	16,502
Percentage of revenue	13%	16%	14%	14%	10%

Foreign currency gain (loss)	327	(647)	353	798	(88)

Investment and other income	1,830	1,786	1,881	5,948	5,597

Income from continuing operations before income tax expense	10,144	11,865	9,719	33,462	22,011

Income tax expense (benefit) on continuing operations	(1,189)	3,103	2,148	4,777	5,812

Income from continuing operations	11,333	8,762	7,571	28,685	16,199
Percentage of revenue	18%	13%	14%	15%	10%

Loss from operations of discontinued business, net of tax	-	(3,109)	(228)	(3,224)	(394)

Net Income	$11,333	$5,653	$7,343	$25,461	$15,805

Diluted earnings per weighted-average common and common
equivalent share:
Income from continuing operations (2)	$0.27	$0.21	$0.17	$0.68	$0.37
Loss from discontinued operations	$-	$(0.08)	$-	$(0.08)	$(0.01)
Net income	$0.27	$0.13	$0.17	$0.60	$0.36

Diluted weighted-average common and common
equivalent shares outstanding	41,462	42,588	43,506	42,298	44,257

Cash dividends per common share	$0.150	$0.085	$0.085	$0.320	$0.255

Cash and investments per common share	$5.79	$6.25	$6.13	$5.79	$6.13

Shareholders equity per common share	$10.79	$11.11	$10.66	$10.79	$10.66

(1) Amounts include stock option expense, as follows:
Cost of revenue	$253	$272	$278	$883	$867
Research, development, and engineering	732	728	723	2,325	2,268
Selling, general, and administrative	1,931	1,523	1,723	4,104	5,110
Total stock option expense	$2,916	$2,523	$2,724	$7,312	$8,245

(2) Income from continuing operations per diluted common and common equivalent share excluding stock option expense	$0.32	$0.25	$0.22	$0.79	$0.49

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three Months Ended			Nine Months Ended
	Sept. 28,	June 29,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2008	2007	2008	2007

S, G & A expenses (GAAP)	$28,788	$28,048	$24,302	$83,362	$72,865
Impairment charge	(1,500)	-	-	(1,500)	-
S, G & A expenses (Non-GAAP)	$27,288	$28,048	$24,302	$81,862	$72,865

Revenue (GAAP)	$63,256	$67,089	$54,743	$190,858	$160,412

Operating income (GAAP)	$7,987	$10,726	$7,485	$26,716	$16,502
Stock option expense	2,916	2,523	2,724	7,312	8,245
Operating income (Non-GAAP)	$10,903	$13,249	$10,209	$34,028	$24,747
Percentage of revenue (Non-GAAP)	17%	20%	19%	18%	15%

Income from continuing operations before income tax expense (GAAP)	$10,144	$11,865	$9,719	$33,462	$22,011

Income tax expense (benefit) on continuing operations (GAAP)	$(1,189)	$3,103	$2,148	$4,777	$5,812
Effective tax rate (GAAP)	-12%	26%	22%	14%	26%

Discrete tax events	4,056	-	421	3,968	(17)
Income tax expense on continuing operations excluding
discrete tax events (Non-GAAP)	$2,867	$3,103	$2,569	$8,745	$5,795
Effective tax rate (Non-GAAP)	28%	26%	26%	26%	26%

Income from continuing operations per diluted share (GAAP)	$0.27	$0.21	$0.17	$0.68	$0.37
Stock option expense, net of tax	0.05	0.04	0.05	0.11	0.12
Income from continuing operations per diluted share
excluding stock option expense (Non-GAAP)	$0.32	$0.25	$0.22	$0.79	$0.49

Income from continuing operations per diluted share (GAAP)	$0.27	$0.21	$0.17	$0.68	$0.37
Discrete tax events	(0.09)	-	(0.01)	(0.10)	-
Income from continuing operations per diluted share excluding
discrete tax events (Non-GAAP)	$0.18	$0.21	$0.16	$0.58	$0.37

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	September 28,	December 31,
	2008	2007

Assets

Cash and investments	$236,265	$267,888

Accounts receivable	44,201	38,900

Inventories	26,563	27,394

Property, plant, and equipment	27,334	26,636

Goodwill and intangible assets	114,793	120,507

Held for sale assets	-	5,919

Other assets	52,373	52,302

Total assets	$501,529	$539,546

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$28,327	$27,343

Income taxes	14,844	22,550

Deferred revenue and customer deposits	17,931	13,288

Shareholders' equity	440,427	476,365

Total liabilities and shareholders' equity	$501,529	$539,546

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three Months Ended			Nine Months Ended
	Sept. 28,	June 29,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2008	2007	2008	2007

Revenue	$63,256	$67,089	$54,743	$190,858	$160,412

Revenue by division:
Modular Vision Systems Division	83%	86%	91%	86%	89%
Surface Inspection Systems Division	17%	14%	9%	14%	11%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Europe	34%	37%	32%	35%	32%
Americas	31%	30%	34%	31%	35%
Japan	21%	21%	25%	22%	24%
Asia	14%	12%	9%	12%	9%
Total	100%	100%	100%	100%	100%

Revenue by market:
Discrete factory automation	67%	67%	64%	68%	62%
Semiconductor and electronics capital equipment	16%	19%	27%	18%	27%
Web and surface inspection	17%	14%	9%	14%	11%
Total	100%	100%	100%	100%	100%

Revenue by product:
Vision software, systems, and sensors	64%	69%	75%	67%	73%
ID products	15%	14%	10%	15%	10%
Web and surface inspection	13%	10%	5%	10%	6%
Service	8%	7%	10%	8%	11%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
Email: susan.conway@cognex.com